Exhibit 8.1

Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 www.allenovery.com

AEGON N.V.
AEGONplein 50
PO Box 202
2501 CE The Hague
The Netherlands

Our ref 42338-00473 NY:3287883.2

December 2, 2008

Re:
AEGON N.V. Registration Statement on Form F-3

Ladies and Gentlemen:

        We have acted as United States tax counsel to AEGON N.V. in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), on December 2, 2008, of which the prospectus (the Prospectus) forms a part. The Registration Statement and Prospectus relates to the registration under the Act of an aggregate amount of 7,133,811 shares of common stock, par value EUR 0.12 per share of AEGON N.V. (the Common Stock) to be delivered pursuant to the AEGON Producers' Stock Purchase Plan (the Plan).

        As United States tax counsel, we have advised AEGON N.V. with respect to certain material U.S. federal income tax consequences of participation in the Plan. This advice is summarized under the heading "Certain Federal Income Tax Consequences" (the Discussion) in the Prospectus which is part of the Registration Statement. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

        We are aware that we are referred to in the Discussion and under the heading "Legal Matters" in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London, EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo and Warsaw

        The statements set forth in the Discussion are not binding on the Internal Revenue Service (the IRS) or the courts and, accordingly, there can be no assurances that the IRS will not contend, and that a court will not ultimately hold, that any of the conclusions set forth therein are incorrect. Such opinions are based on the Internal Revenue Code or 1986 (the Code), as amended, Treasury regulations, case law and IRS rulings or pronouncements, in each case as currently in effect as of the date hereof. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would remain unchanged. We undertake no responsibility to update or supplement this opinion.

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        To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in the Discussion was written to support the registration of the Common Stock. The Discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under the Code. Taxpayers should seek the advice of their own independent tax advisors based on their particular circumstances.

Yours faithfully,

/s/  ALLEN & OVERY LLP

Allen & Overy LLP